EXHIBIT 10.5

Amendment of Agreement Re: Change in Control

This Amendment (the “Amendment”) is entered into as of December 31, 2007, by and between Caren L. Mason, an individual (“Executive”), and Quidel Corporation, a Delaware corporation (“Quidel”) in connection with that certain Agreement Re: Change in Control (the “CIC Agreement”), entered into as of August 20, 2004, by and between Executive and Quidel.  Terms which are not otherwise defined in this Amendment shall have the same meanings accorded to them in the CIC Agreement.

Background

WHEREAS, the IRS issued final regulations on April 10, 2007 interpreting the rules and standards under Section 409A of the Internal Revenue Code (“Section 409A”) as it relates to deferred pay arrangements; and

WHEREAS, Section 409A impacts the CIC Agreement, and Executive and Quidel desire to bring the CIC Agreement into documentary compliance with Section 409A based on the terms and conditions herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, Executive and Quidel hereby agree as follows:

1.             Update of Section 5(a).  The parties agree that Section 5(a) should be deleted in its entirety and replaced with the following:

“(a)         Executive voluntarily terminates her employment with the Company and its affiliated companies.  Executive, however, shall not be considered to have voluntarily terminated her employment with the Company and its affiliated companies if, following, or within thirty (30) days prior to, the Change in Control, Executive’s base salary is reduced or adversely modified in any material respect, or Executive’s authority or duties are materially changed, and subsequent to such reduction, modification or change Executive elects to terminate her employment with the Company and its affiliated companies within sixty (60) days following such reduction, modification or change after having given the Company at least thirty (30) days notice of the same and a reasonable opportunity to cure during such 30-day notice period.  For such purposes, Executive’s authority or duties shall conclusively be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, there is any substantial diminution or adverse modification in Executive’s title, status, overall position, responsibilities, reporting relationship, general working environment (including without limitation secretarial and staff support, offices, and frequency and mode of travel), or if, without Executive’s express and voluntary written consent, Executive’s job location is transferred to a site more than twenty-five (25) miles away from her place of employment thirty (30) days prior to the Change in Control.  In this regard as well, Executive’s authority and duties shall conclusively be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, Executive no longer holds the same title or no longer has the same authority and responsibilities or no longer has the same reporting responsibilities, in each case with respect and as to a publicly held parent company.”

2.             Update of Section 6(b).  The parties agree that Section 6(b) should be deleted in its entirety and replaced with the following:

“(b)         [Intentionally Deleted.]”

3.             New Section 6(d).  The parties agree that a new Section 6(d) shall be added to the CIC Agreement immediately following Section 6(c):

“(d)         Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement (or any portion thereof) would become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (the “Section 409A Taxes”) if provided at the time otherwise required under this Agreement, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date which is six (6) months after Executive’s “separation from service” or (b) the date of Executive’s death, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes.  The provisions of this Section 6(d) shall only apply to the minimum extent required to avoid Executive’s incurrence of any Section 409A Taxes.  In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.”

4.             Miscellaneous.  This Amendment may be executed in counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  No other changes or modifications are made to the CIC Agreement by this Amendment, and all other terms and conditions in the CIC Agreement remain in full force and effect as set forth therein.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.

Caren L. Mason

By:	/s/ Caren L. Mason
Name:	Caren L. Mason

Quidel Corporation,
a Delaware corporation

By:	/s/ Robert J. Bujarski
Name:	Robert J. Bujarski
Title:	Senior Vice President, General and Corporate Secretary